Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Fourth Quarter and Fiscal Year 2016 Results

•	Q4'16 revenue $532.2 million increased 6% in constant currency from the prior year period

•	FY'16 revenue of $1.85 billion increased 6% in constant currency from the prior year period

•	Catalent's proprietary OptiShell™ softgel technology has been selected for use in OPKO Health's NDA for RAYALDEE® and has been approved by the U.S. FDA

•	Announced the launch of our FastChain™ service, for greater speed, flexibility and efficiency in the management and distribution of global clinical trial supplies

Somerset, N.J. - August 29, 2016 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the fourth quarter and fiscal year 2016, which ended June 30, 2016.

Fourth quarter 2016 revenue of $532.2 million increased 4% as reported and increased 6% in constant currency from $510.1 million reported in the fourth quarter a year ago. For the fiscal year 2016, revenue was $1.85 billion, an increase of 1% as reported and an increase of 6% in constant currency. All three of the Company’s reporting segments posted constant currency revenue growth for the fourth quarter and the fiscal year, led by a double-digit increase in the Clinical Supply Services segment for the fiscal year.

Fourth quarter 2016 net earnings attributable to Catalent were $58.1 million, or $0.46 per diluted share, compared to net earnings of $153.7 million, or $1.22 per diluted share, in the fourth quarter a year ago. The decrease in profitability was primarily due to the release of a valuation allowance on deferred tax assets of $136.7 million, which was recorded as a tax benefit in the fourth quarter of the prior fiscal year. Fiscal year 2016 net earnings attributable to Catalent were $111.5 million, or $0.89 per diluted share, compared to net earnings of $212.2 million, or $1.75 per diluted share, for the same period a year ago.

Fourth quarter 2016 EBITDA from continuing operations of $134.4 million increased 10% from $121.8 million in the fourth quarter a year ago. Fiscal year 2016 EBITDA from continuing operations was $374.3 million, an increase of 4% from $360.2 million for the same period a year ago.

Fourth quarter 2016 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $141.8 million, or 26.6% of revenue, compared to $136.3 million, or 26.7% of revenue, in the fourth quarter a year ago. This represents an increase of 7% on a constant currency basis. Fiscal year 2016 Adjusted EBITDA of $401.2 million, or 21.7% of revenue, compared to $443.1 million, or 24.2% of revenue, for the same period a year ago.

Fourth quarter 2016 Adjusted Net Income, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $64.9 million, or $0.52 per diluted share, compared to Adjusted Net Income of $33.0 million, or $0.26 per diluted share, in the fourth quarter a year ago. Fiscal year 2016 Adjusted Net Income was $153.2 million, or $1.22 per diluted share, compared to Adjusted Net Income of $167.9 million, or $1.38 per diluted share, for the same period a year ago.

"While fiscal year 2016 was clearly a challenging year overall for the company, I'm encouraged by our favorable Q4 results, which included constant currency revenue growth of 6% and Adjusted EBITDA growth of 7%,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “We will look to carry this momentum into our 2017 fiscal year, which we expect will be a strong year. We continue to believe that ongoing market consolidation and strong demand for fewer, bigger, and better suppliers in our dynamic industry positions us well for future organic growth.”

In fiscal 2016, we engaged in a business reorganization to better align our internal business unit structure with our "Follow the Molecule" strategy.  Under the revised structure, we have created a Drug Delivery Solutions ("DDS") operating segment which encompasses all of our modified release technologies; pre-filled syringes and other injectable formats; blow-fill seal unit dose development and manufacturing; biologic cell line development; analytical services; micronization technologies; and other conventional oral dose forms under a single DDS management team.  Additionally, as part of the re-alignment, we have created a stand-alone Clinical Supply Services ("CSS") operating segment and management team with a sole focus on providing global clinical supply chain management services that aim to speed our customers' drugs to market.  Further, as a result of the business unit re-alignment, our Softgel Technologies business now reports as a distinct operating segment. For financial reporting purposes, we present three financial reporting segments based on criteria established by U.S. GAAP: Softgel Technologies, Drug Delivery Solutions and Clinical Supply Services.

Fourth Quarter 2016 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $224.8 million for the fourth quarter of fiscal 2016, an increase of 1% as reported, or 4% in constant currency, compared to the fourth quarter a year ago. This performance on a constant currency basis was attributable to higher end market volume demand for consumer health and prescription products, primarily in North America, Latin America, and Asia Pacific.

Revenue from the Drug Delivery Solutions segment was $238.2 million for the fourth quarter of fiscal 2016, an increase of 9% as reported, or 10% in constant currency, over the fourth quarter a year ago. This strong performance was primarily driven by increased volumes related to fee-for-service development work and analytical testing in the U.S., and increased volumes related to our biologics and blow-fill-seal offerings.

Revenue from the Clinical Supply Services segment was $81.5 million for the fourth quarter of fiscal 2016, an increase of 1% as reported, or 4% in constant currency over the fourth quarter a year ago. This growth was primarily due to increased volume related to core manufacturing, packaging, storage and distribution activities.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA in the fourth quarter of 2016 was $59.0 million, an increase of 1% as reported, or 5% in constant currency, versus the fourth quarter a year ago. The increase was primarily attributable to the higher end market volume demand for consumer health and prescription softgel products across North America, Latin America, and Asia Pacific, as well as from effective absorption of fixed costs through higher capacity utilization across the network.

Drug Delivery Solutions segment EBITDA in the fourth quarter of 2016 was $75.7 million, an increase of 13% as reported, or 15% in constant currency. The increase was primarily driven by increased volumes related to fee-for-service development work and analytical testing in the U.S., increased volumes related to our biologics offering, and higher demand for products utilizing our blow-fill-seal technology platform.

Clinical Supply Services segment EBITDA in the fourth quarter of 2016 was $13.7 million, a decrease of 11% as reported, or 7% in constant currency. The decrease was primarily attributable to increased costs related to a business update to enhance operational efficiency, as well further investments in the segment's infrastructure, project management and business development efforts.

Fiscal 2016 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $775.0 million for fiscal year 2016, a decrease of 2% as reported, or an increase of 7% in constant currency, over the same period a year ago. This improvement on a constant currency basis was attributable to higher end market volume demand for lower margin consumer health products primarily in Asia Pacific. Partially offsetting increased revenue was a decrease in volume of prescription products primarily in Europe due to the temporary suspension of operations at our facility in Beinheim, France, which occurred between November 2015 and April 2016.

Revenue from the Drug Delivery Solutions segment was $806.4 million for fiscal year 2016, an increase of 1% as reported, or 4% in constant currency, over the same period a year ago. This growth was primarily attributable to analytical services driven by increased sales volumes related to fee-for-service development work and analytical testing in the U.S. Net revenue also increased as a result of increased volume from our biologics offerings and increased volume of products utilizing our blow-fill-seal technology platform. Partially offsetting these increases was decreased sales from our oral delivery solutions platform due to lower end customer demand for certain higher margin offerings primarily in our U.S. operations and lower revenue from product participation related activities.

Revenue from the Clinical Services Supplies segment was $307.5 million for fiscal year 2016, an increase of 7% as reported, or 10% in constant currency, over the same period a year ago. This growth was primarily due to due to increased lower-margin comparator sourcing volume and increased volume related to storage and distribution revenue.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA for fiscal year 2016 was $163.8 million, a decrease of 6% as reported, or an increase of 4% on a constant currency basis. The increase was primarily driven by increased sales volumes of our lower margin consumer health products and more effective absorption of fixed costs through higher capacity utilization, partially offset by the temporary suspension of operations at our facility in Beinheim, France which occurred between November 2015 and April 2016.

Drug Delivery Solutions segment EBITDA for fiscal year 2016 was $215.2 million, a decrease of 7% as reported, or 4% in constant currency. The decline in profitability was primarily due to reduced end customer demand reducing volume of certain higher margin offerings and lower absorption of fixed manufacturing costs within our oral delivery solutions platform, partially offset by increased profit generated by our biologics offering and from products utilizing our blow-fill-seal technology platform.

Clinical Supply Services segment EBITDA for fiscal year 2016 was $53.2 million, a decrease of 6% as reported, or a decrease of 2% in constant currency. This decrease was primarily attributable to a shift to lower-margin comparator sourcing volume and increased cost related to operational efficiency activities.

Additional Financial Highlights

Fourth quarter 2016 gross margin of 35.3% declined 30 basis points from 35.6% in the fourth quarter a year ago. For fiscal year 2016, gross margin was 31.8%, a decrease of 180 basis points from 33.6% for the same period a year ago. The decrease was primarily attributable to the temporary suspension of operations at our facility in Beinheim, France which which occurred between November 2015 and April 2016.

Fourth quarter 2016 selling, general and administrative expenses were $89.5 million and represented 16.8% of revenue, compared to $86.9 million, or 17.0% of revenue, in the fourth quarter a year ago. For fiscal 2016, selling, general and administrative expenses were $358.1 million and represented 19.4% of revenue, compared to $337.3 million, or 18.4% of revenue, for the same period a year ago.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts was $292.1 million as of June 30, 2016, a 9% increase compared to the third quarter of fiscal year 2016. The segment also recorded net new business wins of $106.4 million during the fourth quarter, which represented a 10% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.2x.

Balance Sheet and Liquidity

As of June 30, 2016, Catalent had $1.8 billion in net debt, essentially unchanged compared to the debt level as of June 30, 2015. As of June 30, 2016, Catalent’s net leverage ratio was 4.3x, compared to 3.9x as of June 30, 2015.

Fiscal Year 2017 Outlook

For fiscal year 2017, the company expects revenue in the range of $1.920 billion to $1.995 billion. Catalent expects Adjusted EBITDA in the range of $430 million to $455 million and Adjusted Net Income in the range of $165 million to $190 million. These guidance ranges are consistent with the organic, constant currency long-term CAGR growth expectations of 4-6% for revenue and 6-8% for Adjusted EBITDA. The Company expects capital expenditures in the range of $125 million to $135 million and fully diluted share count in the range of 126 million to 128 million shares on a weighted average basis.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:45 p.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 9,200 people, including over 1,400 scientists, at 31 facilities across 5 continents and in fiscal 2016 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax (2) amortization attributable to purchase accounting and (3) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Three Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Net revenue	$532.2	$510.1	$(10.3)	$32.4	6%
Cost of sales	344.4	328.4	(5.3)	21.3	6%
Gross margin	187.8	181.7	(5.0)	11.1	6%
Selling, general and administrative expenses	89.5	86.9	(1.0)	3.6	4%
Impairment charges and (gain)/loss on sale of assets	1.9	0.9	—	1.0	*
Restructuring and other	5.6	4.7	(0.5)	1.4	30%
Operating earnings	90.8	89.2	(3.5)	5.1	6%
Interest expense, net	21.8	22.6	(0.2)	(0.6)	(3)%
Other (income)/expense, net	(8.5)	3.9	(0.3)	(12.1)	*
Earnings from continuing operations, before income taxes	77.5	62.7	(3.0)	17.8	28%
Income tax expense/(benefit)	19.4	(90.8)	(0.8)	111.0	*
Earnings from continuing operations	58.1	153.5	(2.2)	(93.2)	(61)%
Net earnings/(loss) from discontinued operations, net of tax	—	(0.1)	—	0.1	*
Net earnings	58.1	153.4	(2.2)	(93.1)	(61)%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	—	(0.3)	—	0.3	*
Net earnings attributable to Catalent	$58.1	$153.7	$(2.2)	$(93.4)	(61)%

Amounts attributable to Catalent:
Earnings from continuing operations less net income (loss) attributable to noncontrolling interest	58.1	153.8
Net earnings attributable to Catalent	58.1	153.7

Weighted average shares outstanding	124.8	124.6
Weighted average diluted shares outstanding	125.9	126.2

Earnings per share attributable to Catalent:
Basic
Earnings from continuing operations	0.47	1.23
Net earnings	0.47	1.23
Diluted
Earnings from continuing operations	0.46	1.22
Net earnings	0.46	1.22
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Softgel Technologies
Net revenue	$224.8	$221.7	$(6.5)	$9.6	4%
Segment EBITDA	59.0	58.7	(2.9)	3.2	5%
Drug Delivery Solutions
Net revenue	238.2	218.7	(1.5)	21.0	10%
Segment EBITDA	75.7	66.9	(1.0)	9.8	15%
Clinical Supply Services
Net revenue	81.5	80.6	(2.1)	3.0	4%
Segment EBITDA	13.7	15.4	(0.6)	(1.1)	(7)%
Inter-segment revenue elimination	(12.3)	(10.9)	(0.2)	(1.2)	11%
Unallocated Costs	(14.0)	(19.2)	0.8	4.4	(23)%
Combined Total
Net revenue	$532.2	$510.1	$(10.3)	$32.4	6%

EBITDA from continuing operations	$134.4	$121.8	$(3.7)	$16.3	13%

Refer to the Company's description of non-GAAP measures including Segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Twelve Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Net revenue	$1,848.1	$1,830.8	$(95.4)	$112.7	6%
Cost of sales	1,260.5	1,215.5	(69.1)	114.1	9%
Gross margin	587.6	615.3	(26.3)	(1.4)	*
Selling, general and administrative expenses	358.1	337.3	(9.5)	30.3	9%
Impairment charges and (gain)/loss on sale of assets	2.7	4.7	0.2	(2.2)	(47)%
Restructuring and other	9.0	13.4	(0.6)	(3.8)	(28)%
Operating earnings	217.8	259.9	(16.4)	(25.7)	(10)%
Interest expense, net	88.5	105.0	(1.5)	(15.0)	(14)%
Other (income)/expense, net	(15.6)	42.4	(2.6)	(55.4)	*
Earnings from continuing operations before income taxes	144.9	112.5	(12.3)	44.7	40%
Income tax expense/(benefit)	33.7	(97.7)	(4.0)	135.4	*
Earnings from continuing operations	111.2	210.2	(8.3)	(90.7)	(43)%
Net earnings from discontinued operations, net of tax	—	0.1	—	(0.1)	*
Net earnings	111.2	210.3	(8.3)	(90.8)	(43)%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.3)	(1.9)	—	1.6	(84)%
Net earnings attributable to Catalent	$111.5	$212.2	$(8.3)	$(92.4)	(44)%

Amounts attributable to Catalent:
Earnings from continuing operations less net income (loss) attributable to noncontrolling interest	111.5	212.1
Net earnings attributable to Catalent	111.5	212.2

Weighted average shares outstanding	124.8	119.6
Weighted average diluted shares outstanding	125.9	121.3

Earnings per share attributable to Catalent:
Basic
Earnings from continuing operations	0.89	1.77
Net earnings	0.89	1.77
Diluted
Earnings from continuing operations	0.89	1.75
Net earnings	0.89	1.75
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Twelve Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Softgel Technologies
Net revenue	$775.0	$787.5	$(68.2)	$55.7	7%
Segment EBITDA	163.8	173.6	(15.9)	6.1	4%
Drug Delivery Solutions
Net revenue	806.4	798.3	(20.4)	28.5	4%
Segment EBITDA	215.2	230.7	(5.2)	(10.3)	(4)%
Clinical Supply Services
Net revenue	307.5	288.4	(9.4)	28.5	10%
Segment EBITDA	53.2	56.7	(2.4)	(1.1)	(2)%
Inter-segment revenue elimination	(40.8)	(43.4)	2.6	—	*
Unallocated Costs	(57.9)	(100.8)	3.3	39.6	(39)%
Combined Total
Net revenue	$1,848.1	$1,830.8	$(95.4)	$112.7	6%

EBITDA from continuing operations	$374.3	$360.2	$(20.2)	$34.3	10%

Refer to the Company's description of non-GAAP measures including Segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended	Year Ended	Quarter Ended				Year Ended
	June 30, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	June 30, 2016
Earnings from continuing operations	$153.5	$210.2	$11.7	$30.7	$10.7	$58.1	$111.2
Interest expense, net	22.6	105.0	22.7	22.3	21.7	21.8	88.5
Income tax expense/(benefit)	(90.8)	(97.7)	2.0	9.2	3.1	19.4	33.7
Depreciation and amortization	36.2	140.8	35.5	35.2	34.8	35.1	140.6
Noncontrolling interest	0.3	1.9	0.2	0.1	—	—	0.3
EBITDA from continuing operations	121.8	360.2	72.1	97.5	70.3	134.4	374.3
Equity compensation	2.6	9.0	2.6	2.5	3.6	2.1	10.8
Impairment charges and (gain)/loss on sale of assets	0.9	4.7	1.2	(0.1)	(0.3)	1.9	2.7
Financing related expenses and other	—	21.8	—	—	—	—	—
US GAAP Restructuring	4.7	13.4	1.0	0.6	1.8	5.6	9.0
Acquisition, integration and other special items	3.7	13.8	1.0	3.6	7.8	5.8	18.2
Foreign Exchange loss/(gain) (included in other, net) (1)	1.5	(2.7)	(0.5)	(3.3)	(2.0)	(4.7)	(10.5)
Other adjustments	1.1	22.9	0.2	0.3	(0.5)	(3.3)	(3.3)
Subtotal	136.3	443.1	77.6	101.1	80.7	141.8	401.2
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$136.3	$443.1	$77.6	$101.1	$80.7	$141.8	$401.2
FX impact (unfavorable)						(4.1)	(20.8)
Adjusted EBITDA - Constant Currency						$145.9	$422.0

* Refer to the Company's description of non-GAAP measures including Adjusted EBITDA as referenced above.

(1)
Foreign exchange gain of $10.5 million for the twelve months ended June 30, 2016 included $16.3 million of non-cash unrealized foreign currency exchange rate gains primarily driven by gains of $9.0 million related to foreign trade receivables and payables. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $5.8 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(Dollars in millions)

Note: In response to a recent regulatory focus on Non-GAAP performance metrics, the Company has revised the calculation for Adjusted Net Income by replacing the cash tax effects in the periods presented with the income tax expense, discrete tax items and estimated tax effect of reconciling items as described in the footnotes herein. Prior years end and interim periods presented have been re-cast to reflect the revised calculation.

	Quarter Ended	Year Ended	Quarter Ended				Year Ended
	June 30, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	June 30, 2016
Net earnings	$153.4	$210.3	$11.7	$30.7	$10.7	$58.1	$111.2
Net earnings/(loss) from discontinued operations, net of tax	(0.1)	0.1	—	—	—	—	—
Earnings from continuing operations, net of tax	153.5	210.2	11.7	30.7	10.7	58.1	111.2
Amortization (1)	11.8	46.5	11.9	11.7	11.4	11.4	46.4
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.3	1.9	0.2	0.1	—	—	0.3
Equity compensation	2.6	9.0	2.6	2.5	3.6	2.1	10.8
Impairment charges and loss on sale of assets	0.9	4.7	1.2	(0.1)	(0.3)	1.9	2.7
Financing related expenses	—	21.8	—	—	—	—	—
U.S. GAAP restructuring	4.7	13.4	1.0	0.6	1.8	5.6	9.0
Acquisition, integration and other special items	3.7	13.8	1.0	3.6	7.8	5.8	18.2
Foreign exchange loss/(gain) (included in other (income)/expense, net)	1.5	(2.7)	(0.5)	(3.3)	(2.0)	(4.7)	(10.5)
Other adjustments	1.1	22.9	0.2	0.3	(0.5)	(3.3)	(3.3)
Estimated tax effect of adjustments(2)	(36.6)	(42.7)	(5.7)	(4.4)	(6.5)	(6.1)	(22.7)
Discrete income tax expense/(benefit) items(3)	(110.5)	(130.9)	(0.6)	(2.8)	0.4	(5.9)	(8.9)
Adjusted net income	$33.0	$167.9	$23.0	$38.9	$26.4	$64.9	$153.2

* Refer to the Company's description of non-GAAP measures including Adjusted Net Income as referenced above.

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(3) Discrete period income tax expense / (benefit) items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income/(Loss)
(Dollars in millions)

Note: In response to a recent regulatory focus on Non-GAAP performance metrics, the Company has revised the calculation for Adjusted Net Income by replacing the cash tax effects in the periods presented with the income tax expense, discrete tax items and estimated tax effect of reconciling items as described in the footnotes herein. Prior years end and interim periods presented have been re-cast to reflect the revised calculation.

	Year Ended		Quarter Ended				Year Ended
	June 30, 2013	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	June 30, 2015
Net earnings / (loss)	$(49.7)	$15.2	$(19.9)	$46.0	$30.8	$153.4	$210.3
Net earnings/(loss) from discontinued operations, net of tax	1.2	(2.7)	0.4	(0.2)	—	(0.1)	0.1
Earnings/(loss) from continuing operations, net of tax	(50.9)	17.9	(20.3)	46.2	30.8	153.5	210.2
Amortization (1)	43.4	42.5	11.3	11.6	11.8	11.8	46.5
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.1	1.0	0.4	0.5	0.7	0.3	1.9
Equity compensation	2.8	4.5	1.5	2.7	2.2	2.6	9.0
Impairment charges and loss on sale of assets	5.2	3.2	—	3.5	0.3	0.9	4.7
Financing related expenses	16.9	11.0	20.6	1.2	—	—	21.8
U.S. GAAP restructuring	18.4	19.7	1.4	2.1	5.2	4.7	13.4
Acquisition, integration and other special items	15.5	9.8	3.2	4.4	2.5	3.7	13.8
Foreign exchange loss/(gain) (included in other (income)/expense, net)	5.7	(3.5)	(3.7)	0.5	(1.0)	1.5	(2.7)
Other adjustments	4.2	0.3	23.8	(3.2)	1.2	1.1	22.9
Sponsor advisory fee	12.4	12.9	—	—	—	—	—
Estimated tax effect of adjustments(2)	(14.2)	(8.3)	(1.1)	(2.2)	(2.8)	(36.6)	(42.7)
Discrete income tax expense/(benefit) items (3)	13.1	22.3	(4.8)	(15.2)	(0.4)	(110.5)	(130.9)
Adjusted net income	$72.6	$133.3	$32.3	$52.1	$50.5	$33.0	$167.9

Adjustments made to revise previously reported Adjusted Net Income:
Income tax expense/(benefit) (4)	27.0	49.5	(14.0)	(4.1)	11.2	(90.8)	(97.7)
Cash taxes (paid)/refunded (4)	(14.2)	(21.1)	(9.9)	(8.2)	(5.6)	(10.8)	(34.5)
Estimated cash tax (savings)/expense attributable to reconciling items (4)	(4.1)	(5.3)	(0.9)	(1.3)	(1.7)	(1.9)	(5.8)
Discrete income tax expense/(benefit) items(2)	(13.1)	(22.3)	4.8	15.2	0.4	110.5	130.9
Estimated tax effect of adjustments(3)	14.2	8.3	1.1	2.2	2.8	36.6	42.7
Previously Reported Adjusted Net Income	$82.4	$142.4	$13.4	$55.9	$57.6	$76.6	$203.5

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(3)
Discrete period income tax expense / (benefit) items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.

(4)	Represents the cash basis tax adjustments which were removed from the previous Adjusted Net Income calculation.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$131.6	$151.3
Trade receivables, net	414.8	372.4
Inventories	154.8	132.9
Prepaid expenses and other	89.0	80.9
Total current assets	790.2	737.5
Property, plant, and equipment, net	905.8	885.2
Other non-current assets, including intangible assets	1,395.1	1,515.6
Total assets	$3,091.1	$3,138.3

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$27.7	$23.8
Accounts payable	143.7	128.2
Other accrued liabilities	219.8	247.0
Total current liabilities	391.2	399.0
Long-term obligations, less current portion	1,832.8	1,857.0
Other non-current liabilities	231.2	242.5
Redeemable noncontrolling interest	—	5.8
Commitment and contingencies (1)
Total shareholders' equity	635.9	634.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,091.1	$3,138.3

(1)	Please refer to note 16 of the consolidated financial statements within the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in millions)

	Twelve Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$155.3	$171.7
Net cash provided by/(used in) operating activities from discontinued operations	—	0.1
Net cash provided by/(used in) operating activities	155.3	171.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(139.6)	(141.0)
Proceeds from sale of property and equipment	1.9	—
Payment for acquisitions, net	—	(130.8)
Net cash provided by/(used in) investing activities from continuing operations	(137.7)	(271.8)
Net cash provided by/(used in) investing activities from discontinued operations	—	—
Net cash provided by/(used in) investing activities	(137.7)	(271.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	2.3	—
Proceeds from borrowing, net	—	150.4
Payments related to long-term obligations	(18.6)	(879.8)
Call premium payments and financing fees paid	—	(12.6)
Equity contribution/(redemption)	—	948.8
Purchase of Redeemable Noncontrolling Interest Shares	(5.8)	—
Cash paid, in lieu of equity, for tax withholding obligations	(8.7)	(10.3)
Net cash (used in)/provided by financing activities from continuing operations	(30.8)	196.5
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	(30.8)	196.5
Effect of foreign currency on cash	(6.5)	(19.6)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(19.7)	76.9
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	151.3	74.4
CASH AND EQUIVALENTS AT END OF PERIOD	$131.6	$151.3